                                 EXHIBIT 99.1

                                 PRESS RELEASE


FOR IMMEDIATE RELEASE


              Larscom Announces Robert Coackley, President & CEO,
                       Has Decided to Leave the Company

     Milpitas, CA - June 26, 2001 - Larscom Incorporated (Nasdaq NM: LARS), a leading provider of integrated WAN access solutions, today announced that the Board of Directors has accepted the resignation of Robert Coackley as President & Chief Executive Officer, effective July 1, 2001. Mr. Coackley also resigned from Larscom's board.

     Lawrence D. Milligan, Chairman of the Board of Larscom, stated that Mr. Coackley had resigned to pursue other interests, and that Richard E. Pospisil, a member of the board of directors, will serve as interim President and Chief Executive Officer, while the board conducts a search for a permanent CEO. Milligan said, "We wish Bob Coackley all the best. We are fortunate that Dick Pospisil has agreed to step in on a temporary basis. Dick has had a long and distinguished career in the telecommunications industry. He is the founder of Telecommunications Technology, Inc., and more recently served as President and CEO of The OASys Group, Inc."

                                 About Larscom

     Larscom Incorporated develops, manufactures and markets high-speed wide area network (WAN) and Internet access equipment. The company's customers include major carriers, Internet service providers, Fortune 500 companies and government agencies worldwide. Larscom's headquarters are at 1845 McCandless Drive, Milpitas, California 95035. Additional information can be found at www.larscom.com.


                             Safe Harbor Statement

     Any forward-looking statements in this news release are based on current expectations and beliefs and are subject to known and unknown risks and uncertainties that could cause the actual results to differ materially. These risks and uncertainties include (but are not limited to) risks associated with customer concentration, easing of equipment demand by service providers, the ability to hire and retain managerial and technical talent, the ability to develop successful new products, dependence on recently introduced new products and products under development, dependence on component availability from key suppliers, rapid technological change, fluctuations in quarterly operating results and absence of significant backlog, as well as additional risk factors discussed in the "Risk Factors" section of Larscom's annual report on Form 10-K and quarterly reports on Form 10-Q filed with the U.S. Securities and Exchange Commission. These forward-looking statements represent Larscom's judgment as of the date of this release. Larscom disclaims, however, any intent or obligation to update these forward-looking statements.